                                A G R E E M E N T

                                     between

                            COYNE MATTRESS CO., LTD.

                                       and

                 HAWAII TEAMSTERS AND ALLIED WORKERS, LOCAL 996


                       January 1, 1999 - December 31, 2001

                                TABLE OF CONTENTS


Section Number and Title                                                  Page
1        UNION RECOGNITION AND COVERAGE..............................      4
2        UNION SECURITY..............................................      4
3        AUTHORIZED DEDUCTIONS (CHECK-OFF)...........................      5
4        BARGAINING UNIT WORK........................................      5
5        HIRING AND NOTIFICATION.....................................      5
6        NO DISCRIMINATION...........................................      6
7        RIGHT OF ACCESS TO EMPLOYER PREMISES........................      6
8        UNION BULLETIN BOARD........................................      6
9        ASSISTANT BUSINESS AGENT....................................      6
10       LEAVE OF ABSENCE FOR UNION BUSINESS.........................      6
11       SAFETY......................................................      6
12       SENIORITY...................................................      7
            Layoffs and Recalls......................................      7
            Posting/Promotions and Transfers.........................      7
            Trial Period.............................................      7
            Work Opportunity.........................................      7
13       CONTINUOUS AND UNINTERRUPTED SERVICE........................      7
14       GRIEVANCE PROCEDURE AND ARBITRATION.........................      8
            Step 1 - Immediate Supervisor............................      8
            Step 2 - Manager.........................................      8
            Step 3 - Arbitration.....................................      8
15       HOURS AND OVERTIME..........................................      9
16       MINIMUM TIME................................................     10
17       TEMPORARY TRANSFER..........................................     10
18       DISCIPLINE AND DISCHARGE....................................     10
19       WAGES.......................................................     11
            New Classifications......................................     11
            Job Descriptions.........................................     11
            Paydays..................................................     11
20       VACATIONS...................................................     11
21       HOLIDAYS....................................................     12
22       SICK LEAVE..................................................     12
            Medical Release..........................................     13
23       HEALTH AND WELFARE FUND.....................................     13
24       JURY DUTY...................................................     13
25       DEATH IN FAMILY.............................................     14
26       LEAVE OF ABSENCE WITHOUT PAY................................     14
27       MATERNITY LEAVE.............................................     14
28       LOCKER SPACE................................................     15
29       PHYSICAL EXAMINATIONS.......................................     15

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
30       SUCCESSORS AND ASSIGNS......................................     15
31       INCENTIVE PLAN..............................................     15


Section Number and Title                                                  Page
32       SAVING CLAUSE...............................................     15
33       DOCUMENT CONTAINS ENTIRE AGREEMENT..........................     16
34       MASCULINE INCLUDES FEMININE.................................     16
35       MODIFICATION OF AGREEMENT...................................     16
36       DURATION....................................................     16


EXHIBIT "A"     - Job Classification and Hourly Wage Schedule

EXHIBIT "B"     - Assignment of Wages to Cover Dues, Initiation Fee, and
                  Assessments

EXHIBIT "B-1"   - Assignment of Wages for Union's Negotiation and Administration
                  of Contract

LETTER OF UNDERSTANDING

                                A G R E E M E N T


         THIS AGREEMENT, by and between COYNE MATTRESS CO., LTD., hereinafter referred to as the "Employer," and HAWAII TEAMSTERS AND ALLIED WORKERS, LOCAL 996, hereinafter referred to as the "Union;"


                                   WITNESSETH:


                    Section 1. UNION RECOGNITION AND COVERAGE

         1.01 The Employer recognizes the Union as the sole and exclusive collective bargaining agent for all employees as certified under Case No. 37-RC-2251.

         1.02 Included are all full-time and part-time production employees, truck drivers and helpers of the Employer employed at Waipahu, Oahu.

         1.03 Excluded are casual employees, office clerical employees, confidential, professional employees, guards and/or watchmen, and supervisors as defined under the Act.

         1.04 A casual employee may be hired for the purpose of supplementing the regular work force when additional employees are needed for a period of up to three (3) months. There shall be no more than four (4) casual employees employed at any one time.


                            Section 2. UNION SECURITY

         2.01 Present employees covered by this agreement who are not members of the Union on the date of execution of this agreement shall, immediately following the expiration of thirty (30) calendar days after the date of execution of this agreement, choose as a condition of continued employment one of the following options:

                  (a) Become and remain a member of the Union for the duration of this agreement; or

                  (b) Pay to the Union for the duration (either directly or by means of Exhibit "B-1," Assignment of Wages for Union's Negotiation and Administration of Contract) for the Union's negotiation and administration of the collective bargaining agreement on his behalf a monthly amount equal to the membership dues uniformly required as a condition of retaining membership in the Union.

         2.02 Each new employee covered by this agreement and hired after the date of execution of this agreement shall, immediately following the expiration of thirty (30) calendar days from the beginning of employment as a covered employee, become and remain a member of the Union for the duration of this agreement as a condition of continued employment.

         2.03 An employee who during the term of this agreement executes an Exhibit "B," Assignment of Wages to Cover Dues, Initiation Fee and Assessments, shall continue to pay regular monthly dues to the Union for the balance of the duration of this agreement as a condition of continued employment with the Employer.

         2.04 Five (5) days after receipt of written notice from the Union that an employee has failed to tender his Union dues and initiation fees in accordance with the provisions of the Labor-Management Relations Act of 1947, as amended, the Employer shall discharge such employee.

         2.05 The Union shall indemnify and hold the Employer harmless from any and all claims, demands, suits or any other actions arising from this Section or from complying with any request for termination of employment under this Section.


                  Section 3. AUTHORIZED DEDUCTIONS (CHECK-OFF)

         3.01 Upon receipt from an employee of a written authorization on a form provided by the Union and shown as Exhibit "B," attached hereto, and consistent with provisions of the Labor Management Relations Act of 1947, as amended, the Employer agrees to deduct monthly from his wages and transmit to the Union, all dues (including all arrears from incumbent employer), assessments and initiation fees uniformly required as a condition of acquiring and maintaining membership in the Union under the Act, after other deductions required by law.

         3.02 The Union agrees to supply the Employer with the statement of deductions to be made each month.

         3.03 The Union understands to indemnify and hold blameless the Employer from any claim that may be made upon it for, or on account of, any such deduction from the wages of any employee.

         3.04 Upon receipt from an employee of a written authorization on a proper form, the Employer agrees to deduct the amount due and transmit said amount to the Teamsters Federal Credit Union.


                         Section 4. BARGAINING UNIT WORK

         Bargaining unit work shall be performed only by employees covered under this agreement except that the production manager and plant superintendent may continue to do bargaining unit work as they are presently performing. Other non-bargaining unit employees may perform bargaining unit work only in cases of emergencies, for the purpose of training, for major overhaul and/or major repairs.


                       Section 5. HIRING AND NOTIFICATION

         5.01 When new employees are to be hired, the Union shall be promptly notified. The Employer shall have the right to hire or reject any applicant, subject to the No Discrimination provision.

         5.02 The Employer shall immediately notify the Union in writing of all hirings, layoffs, promotions, and terminations from the payroll together with the reason for any terminations.

                          Section 6. NO DISCRIMINATION

         In accordance with the policies of the Employer and the Union and to the extent required by Federal and State law, it is agreed that there will be no discrimination against any employee or applicant for employment because of his race, sex, age, religion, color, handicap, or because he is a disabled veteran or Vietnam Era veteran, in the administration or application of the terms of this agreement or in hiring.


                 Section 7. RIGHT OF ACCESS TO EMPLOYER PREMISES

         Duly certified representatives of the Union shall be permitted on the Employer's premises for the purpose of investigating grievances that have arisen and ascertaining whether or not this agreement is being observed. Before doing so, however, they shall notify the Production Manager or in his absence, his representative. The Union agrees that requests for access to the Employer's premises will be exercised reasonably and such entry will not interfere with the normal conduct of the Employer's operations. It is agreed that the Manager may send a representative of the Employer to accompany the Union representative provided the Union representative is afforded the opportunity to interview employees privately.


                         Section 8. UNION BULLETIN BOARD

         The Employer agrees to provide a suitable bulletin board for posting of official Union notices which shall be signed by a responsible agent of the Union.


                       Section 9. ASSISTANT BUSINESS AGENT

         The Union shall have the right to designate an Assistant Business Agent and shall advise the Employer of his name. He shall report to the Union and to the Employer, violations of the agreement, and to the Union, complaints by members thereof, and shall assist in handling grievances.


                 Section 10. LEAVE OF ABSENCE FOR UNION BUSINESS

         Any employee elected or appointed to office in the Union which requires full time in the discharge of its duties shall be given a leave of absence not to exceed one (1) year, unless otherwise mutually agreed upon, without pay and without loss of seniority. No more than one (1) employee shall be on such leave of absence at one (1) time and such leave of absence shall not extend beyond the term of this agreement unless extended by mutual consent.


                               Section 11. SAFETY

         The Employer and the Union jointly recognize the importance of maintaining safe working conditions. They will cooperate in insuring that employees work under safe and healthful conditions and employees shall observe safety rules and regulations. They will jointly establish a standing safety committee.

                              Section 12. SENIORITY

         12.01 Seniority shall mean the employee's length of continuous service with the Employer.

         12.02 Seniority shall not apply to an employee until he shall have completed three (3) months of continuous service with the Employer. Upon satisfactory completion of said probationary period, the employee will be credited with seniority from his date of hire.

         12.03 Seniority shall be considered broken by (a) discharge, (b) resignation, or (c) twelve (12) consecutive months of layoff, disability, or working outside the bargaining unit.

Layoffs and Recalls

         12.04 In making layoffs, the employee with the least seniority shall be laid off first; provided, however, the remaining employees are competent and can satisfactorily perform the work required. In making recalls after layoff, the laid off employee with the most seniority shall be recalled first; provided, however, the employee is competent in his job and can satisfactorily perform the work required.

Posting/Promotions and Transfers

         12.05 In order to afford employees an opportunity to apply for promotions and transfers to permanent full-time job vacancies in higher rated jobs covered by this agreement, notice of such vacancies shall be posted on the Employer's bulletin board for a period of four (4) working days before the vacancy is filled on a permanent basis. This shall not be construed to preclude temporary transfers and/or hires to fill such vacancies when deemed necessary by the Employer. All employees of the Employer will be considered in filling such vacancies, but any employee who fails to apply for the vacancy may not claim to be aggrieved when the vacancy is filled.

         12.06 Promotions and permanent transfers shall be made on the basis of seniority and qualifications. In the event two (2) or more employees have the same relative qualifications, the employee with the greatest seniority shall be selected.

         12.07 Trial Period. All employees who are promoted or transferred to a different job classification shall serve a trial period from date of promotion or transfer for a period of up to three (3) months. If during such trial period the employee's work is not satisfactory, he shall be returned to his former position with no loss of seniority.

         12.08 Work Opportunity. Overtime work shall be granted to the employee who is working in the position where overtime may occur. However, if the employee declines overtime work, the next most senior qualified employee shall be the first to be asked, then others below him will be asked next. Each qualified employee asked will have the option to accept or refuse the overtime work. When all qualified employees have been given the opportunity to work and no qualified employee has accepted to work, the Employer may then require a qualified employee to work overtime. The selection shall then be made by reverse order of seniority.


                Section 13. CONTINUOUS AND UNINTERRUPTED SERVICE

         13.01 It is expressly understood and agreed that during the term of this agreement, any past, existing or future custom or practice of the Employer or of the Union, to the contrary notwithstanding,

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
there shall be no lockout by the Employer, nor any strike, sitdown, refusal to work, stoppage of work, slowdown, retarding of production or picketing of the Employer on the part of the Union or its representatives or on the part of any employees covered by the terms of this agreement.

         13.02 It shall not be a violation of this agreement, and shall not be cause for discharge or disciplinary action in the event an employee refuses to enter upon any property involved in a lawful primary labor dispute, or refuses to go through or work behind any lawful primary picket line, including the lawful primary picket line of this Union, and including lawful primary picket lines at the Employer's place of business.


                 Section 14. GRIEVANCE PROCEDURE AND ARBITRATION

         14.01 When any employee covered by this agreement or the Union believes that the Employer has violated the express terms and conditions thereof and that by reason of such violation his or its rights arising out of this agreement have been adversely affected, he or it, as the case may be, shall be required to follow the procedure hereinafter set forth in presenting the grievance and having the grievance investigated and the merits thereof determined. Due diligence shall be exercised by both parties in adjusting the grievance to the mutual satisfaction of the complainant and the Employer. All settlements of grievances presented in writing shall be recorded in writing.

         14.02 No retroactive adjustment of a grievance, at any step, shall exceed sixty (60) days from the date of the submission of the grievance in writing.

         14.03 Time limits in the following steps may be extended by mutual consent of the parties hereto.

         14.04 Step 1 - Immediate Supervisor. The grievance in the first instance shall be presented to the immediate supervisor either orally or in writing, within ten (10) working days of the alleged breach of the express terms and conditions of this agreement. Failure to so present the grievance shall be deemed a waiver of remedy under this provision.

         14.05 Step 2 - Manager. If the immediate supervisor does not adjust the grievance to the complainant's satisfaction within three (3) days from the time the grievance is submitted to him, then the grievance may be presented to the Manager. Presentation to the Manager shall be made in writing and must be made within the next five (5) days.

         14.06 Step 3 - Arbitration. If the Manager does not adjust the grievance to the complainant's satisfaction within fourteen (14) days from the time the grievance is presented to him, then the grievance, as previously set forth in writing, may be submitted to an arbitrator as hereinafter provided for. Unless the Manager is unavailable for a meeting, the parties shall meet to choose an arbitrator within five (5) days of service by either party of its desire to arbitrate. The grievance shall be arbitrated as expeditiously as possible.

         14.07 Ted T. Tsukiyama, C. Frank Damon, Jr., and Stuart M. Cowan are hereby appointed as a panel of arbitrators. Each party may strike one (l) name from the panel, and the remaining arbitrator shall serve in the case.

         14.08 The arbitrator shall receive for his services such remuneration as, from time to time, shall be acceptable to him and agreed upon by the parties. All fees and expenses of the arbitrator shall be borne equally by the complainant and the Company. Each party shall bear the expenses of the presentation of its own case.

         14.09 All decisions of the arbitrator shall be limited expressly to the terms and provisions of this agreement and in no event may the terms and provisions of this agreement be altered, amended, or modified by the arbitrator. All decisions of the arbitrator shall be in writing, and copy thereof shall be submitted to each of the parties hereto.

         14.10 The complainant in every hearing before the arbitrator shall present a prima facie case. In general, judicial rules of procedure shall be followed at every hearing, but the arbitrator need not follow the technical rules of evidence prevailing in a court of law or equity. The arbitrator shall make his decision on the light of the whole record and shall decide the case upon the weight of all substantial evidence presented.

         14.11 The parties may, by mutual consent, request the arbitrator to conduct an informal hearing. An informal hearing shall mean a hearing without a reporter being present to transcribe the testimony of witnesses and argument by representatives of the parties; but in all other respects, the foregoing provisions of this section shall be applicable. In the case of an informal hearing, the decision of the arbitrator may be limited to a written statement of his conclusions, without comment on the evidence or statements of the reasons therefor.

         14.12 All decisions of the arbitrator under this section, including decisions following informal hearing, shall be final and binding upon the parties.


                         Section 15. HOURS AND OVERTIME

         15.01 To the extent practicable, full-time employees shall work five
(5) consecutive workdays of eight (8) hours each, Monday through Friday, excluding lunch period.

         15.02 Overtime will be paid for on the basis of one and one-half (1-1/2) times the employee's straight time rate of pay for all time worked in excess of eight (8) hours in any one day or forty (40) hours in any one (1) week, or for any work performed on the sixth (6th) consecutive day of work in a workweek. Work performed on Sunday will be paid at two (2) times the employee's straight time rate of pay. Work performed by an employee in excess of twelve
(12) hours in any one day will be paid at two (2) times the employee's straight time rate of pay.

         15.03 No employee shall be allowed to work overtime unless such overtime work has been authorized previously by his supervisor. Such overtime shall be verified in writing by his supervisor on the employee's time record. The Employer will notify an employee by noon on Wednesday or soon thereafter as soon as the Employer knows there will be overtime work on the following Saturday or Sunday.

         15.04 There shall be no duplicate payment of overtime for both work in excess of forty (40) hours per calendar week and work performed on an employee's scheduled day off, and any other pyramiding of overtime.

         15.05 No employee shall be scheduled to work more than five (5) consecutive hours without a meal period, which shall be no less than thirty (30) minutes in length and no more than sixty (60) minutes in length. An employee who is required to work past his regularly scheduled lunch period in excess of one-half (1/2) hour shall be paid at the overtime rate from the start of his scheduled lunch period until he is given an opportunity to eat. An employee who is required to work more than twelve (12) hours in a day shall be offered an extra meal period.

         15.06 The Employer will continue its present practice regarding the posting of work schedules.


                            Section 16. MINIMUM TIME

         An employee who is scheduled to work and who reports for work at the specified time shall receive a minimum of four (4) hours at the prevailing rate unless he quits or voluntarily lays off or is terminated prior to the completion of four (4) hours, in which case he shall be paid for the actual time worked.


                         Section 17. TEMPORARY TRANSFER

         17.01 Any employee subject to this agreement may be temporarily transferred to another classification or may be used for relief of employees under other classifications.

         17.02 Any employee temporarily transferred to a lower-rated job shall continue to receive his regular rate of pay unless the transfer is made permanent. However, a transfer to a lower paid classification made at the request of or for the convenience of an employee shall not be deemed a temporary transfer, and the employee shall be paid at the rate applicable to the work being performed.

         17.03 Any employee temporarily transferred to a higher-rated job shall receive the rate applicable to the higher-rated job for the hours actually worked in it.


                      Section 18. DISCIPLINE AND DISCHARGE

         18.01 Employees shall be subject to discipline or discharge by the Employer for insubordination, pilferage, drunkenness, incompetence, dishonesty, failure to perform work as required, violation of the terms of this agreement, or failure to observe safety rules and regulations or the Employer's house rules, which shall be conspicuously posted. The Employer will immediately notify the Union in writing of any discharge or suspension involving a bargaining unit employee who has completed his probationary period.

         18.02 A probationary period of three (3) months of continuous service with the Employer shall be established for all employees, and such employees may be summarily discharged.

         18.03 The Employer agrees to notify the Union of proposed changes in house rules prior to posting such new rules and to discuss such changes with the Union representatives prior to their application. In all cases, the final decision will be left to the Employer. In the event of conflict between the house rules and the agreement, the agreement shall prevail.

                                Section 19. WAGES

         19.01 Attached hereto, marked Exhibit "A," and made a part hereof, are the job classifications and wage schedule which sets forth the hourly wage rate which shall apply for the term of this agreement.

         19.02 New Classifications. The Employer will promptly notify the Union of the job title and proposed wage rate for new classifications established during the term of this agreement or for classifications whose job contents are materially changed, and will furnish the Union with job descriptions of such classifications. In the event the Union disagrees with the wage rate of any such classification, it may, within thirty (30) days from the date of notification, take the matter through the grievance procedure, commencing at Step 3.

         19.03 Job Descriptions. The Employer will furnish the Union with job descriptions of all classifications in the bargaining unit.

         19.04 Paydays. The Employer agrees to pay all employees once a week.


                              Section 20. VACATIONS

         20.01 After each anniversary year of service, employees shall have one
(1) week vacation per year after one (1) but less than two (2) years of continuous service; two (2) weeks' vacation per year, after two (2) but less than ten (10) years of continuous service; three (3) weeks' vacation per year, after ten (10) years of continuous service.

         20.02 Vacation pay shall be based upon the formula of forty (40) hours' pay at the employee's current straight time rate of pay for each week of vacation to which he is entitled.

         20.03 In the event employment is terminated involuntarily, except in cases of discharge for cause, an employee with at least twelve (12) months' continuous service shall be entitled to a prorated vacation earned on the basis of full months worked since his last anniversary date of employment.

         20.04 If an employee is directed to report for work on a day which is a portion of his properly scheduled vacation, he shall receive overtime pay for all work performed on such day and shall receive another day's vacation with straight time pay, or pay in lieu thereof. Except during emergencies, no employee shall be called to work during his vacation. "Emergencies" shall include unforeseen situations beyond the Employer's control.

         20.05 When an employee who is on vacation becomes ill or injured, each day of confinement which will qualify as a day of sick leave, as provided for in
Section 22, will not be a vacation day but rather a day of sick leave. An employee who becomes ill or injured while on vacation shall notify the Employer at the beginning and end of his disability and will provide the Employer with a doctor's certificate for such illness or injury.

         20.06 Vacations shall be granted within one hundred and twenty (120) days of the employee's anniversary date or at such other time as may be mutually agreed upon by the parties concerned. In the scheduling of vacations, employees shall be given preference of choice of vacation time in order of their company seniority. If the employee's choice of vacation period would cause a hardship upon the Employer due to the workload or to number of employees who would be on vacation, the Employer

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
reserves the right to assign some other vacation period than that requested. A tentative schedule of vacations, however, shall be posted at least one month in advance. Vacation time of less than one (1) full week, but not less than one-half (1/2) day may be granted.


                              Section 21. HOLIDAYS

         21.01 The following days shall be considered holidays under this agreement:

               New Year's Day                          Labor Day
               Presidents' Day                         Thanksgiving Day
               Memorial Day                            Christmas Eve
               Kamehameha Day                          Christmas Day
               Independence Day                        New Year's Eve

         21.02 Holidays shall be observed on days observed by State employees or the next best day.

         21.03 All hours worked on an above-listed holiday shall be compensated for at time and one-half (1-1/2) the employee's straight time rate of pay in addition to holiday pay.

         21.04 In the event a holiday falls on an employee's regularly scheduled day of rest, his next regularly scheduled workday shall be considered his holiday.

         21.05 An employee shall be paid at the straight time rate when not required to work, in the event a holiday falls on the employee's regularly scheduled workday.

         21.06 If a holiday falls within an employee's vacation, he shall receive an additional day of vacation or a day's straight time pay in lieu thereof.

         21.07 In order to be eligible for holiday pay when the holiday is not worked, an employee must have worked his last scheduled workday before and his first scheduled workday after the holiday except when the employee has been excused by the Employer.


                             Section 22. SICK LEAVE

         22.01 An employee covered by this agreement who has had twelve (12) months of continuous employment with the Employer and who, because of illness or injury not compensable under the State Workers' Compensation Law, is prevented from working, shall be entitled to sick leave pay computed on the employee's then current straight time rate of pay. Such pay shall start on the second day of each absence.

         22.02 Upon each occasion of absence from work on account of illness or injury for which he is entitled to sick leave benefits, the employee shall present a certificate from a physician who certifies that his absence from work was caused by such illness or injury. The employee shall be entitled to six (6) days per year of service; provided, however, that not more than twelve (12) days per year are used, and the unused sick leave may be accumulated so as to provide the employee with a maximum of thirty-five (35) days in any one (1) year of service. In the event the employee does not present such a medical certificate, but does present other evidence acceptable to the Employer that his absence from work was caused by such illness or injury, the Employer shall grant such employee sick leave benefits.

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
         22.03 No employee whose illness or injury is caused by his own misconduct shall be entitled to the benefits of this section.

         22.04 Any employee found guilty of abusing the above sick leave benefits shall lose all further benefits under this section for a period of one
(1) calendar year, or may have his employment terminated by the Employer.

         22.05 The Employer will continue to provide TDI at no cost to employees.

         22.06 Medical Release. An employee absent five (5) or more days due to illness or injury shall, upon request present a release from his physician stating that he is physically able to perform the duties of his former position.


                       Section 23. HEALTH AND WELFARE FUND

         23.01 The Employer shall contribute to the Hawaii Teamsters Health and Welfare Trust Fund Medical Plan on or before the fifteenth (15th) day of each month the sum of $365.00 per month for each employee covered by this agreement who has been compensated for at least eighty-seven (87) hours during the previous calendar month. The plan will include prescription drug and vision care benefits.

         23.02 For each new employee, payment shall start immediately following the first full month of employment.

         23.03 The Employer shall pay the cost of any increases in premiums, up to the following caps, with the employee making up the difference, to maintain the existing level of benefits during the term of this Agreement.

              1st year                           $390.00
              2nd year                           $415.00
              3rd year                           $440.00

         23.04 The Employer shall contribute to the Hawaii Teamsters Health and Welfare Fund Dental Plan $33.50 per month for each employee covered by this agreement who has been compensated for at least eighty-seven (87) hours during the previous calendar month.

         23.05 For each new employee, payment shall start immediately following the first full month of employment.

         23.06 The Employer shall pay for an increase in premiums to maintain the existing level of benefits during the term of this agreement.


                              Section 24. JURY DUTY

         Any employee, who serves on a federal or state jury, or who is called to take an examination as a juror, shall receive full pay during the period of such service, up to a maximum of thirty (30) days of jury service in any calendar year. The Employer will make up the difference, if any, between the amount paid by the government (excluding mileage) and the straight time amount he would have earned had he worked. It is understood that the employee will submit to the Employer a certificate from a court official indicating the time so spent and the amount of jury pay. It is also understood that if the day's jury service is completed prior to the end of the workday, the employee will call the Employer to determine whether he should return to work.


                           Section 25. DEATH IN FAMILY

         25.01 In the event of the death of a member of an employee's family (his spouse, child, parent, brother, sister, grandparent, or grandchild), he shall be entitled to three (3) days off with pay during the period when he otherwise would have worked. Pay under this section shall be computed on an employee's regular straight time rate, not to exceed eight (8) hours in any one
(1) day.

         25.02 Time off shall be given when the death occurs on the Island of Oahu. When the death occurs outside Oahu, time off will be given only if the employee leaves Oahu.

         25.03 If the death of a member of an employee's family enumerated in the first paragraph occurs outside the State of Hawaii, five (5) days off with pay will be given if the employee leaves the state.

         25.04 When the death occurs while the employee is on paid vacation, funeral leave shall be granted the employee, and his vacation shall be extended for the number of days of paid funeral leave.

         25.05 In case of death of an employee's father-in-law or mother-in-law, the employee shall be granted one (1) day off with pay.


                    Section 26. LEAVE OF ABSENCE WITHOUT PAY

         26.01 An employee with one (1) or more years of continuous service with the Employer will be granted a leave of absence without pay not to exceed six
(6) weeks including vacation time, if any. Seniority shall continue to accumulate during the leave. Granting of leaves under this section shall be at the discretion of the Employer. The leave may be extended with the permission of the Employer.

         26.02 An employee shall be reinstated in his former job provided he returns to work as scheduled and his position is in existence at the time of his return, and he can perform the job satisfactorily. If the position is no longer in existence, the Employer will provide him with a job consistent with the seniority provisions of this agreement.


                           Section 27. MATERNITY LEAVE

         27.01 An employee with more than one (1) year of continuous service will be granted maternity leave of absence, without pay, not to exceed a period of six (6) months. Seniority shall accrue during maternity leave. A statement signed by a qualified physician certifying to the employee's condition will be required for the leave.

         27.02 Sick leave and TDI benefits will be applied during the period of disability. Any extended absence beyond the maternity leave period resulting from maternity complications shall be treated as any other disability, and such leave shall be in accordance with the section on seniority.

         27.03 An employee returning from maternity leave shall be reinstated in her former position if (a) that position still exists; (b) the employee is physically capable of performing those duties; (c) she has the seniority for that position; provided she has made application for reinstatement and reports for work assignment. In the event of failure to make application or report for work, the employee's employment could be terminated.


                            Section 28. LOCKER SPACE

         The Employer shall provide locker space for employees. Lockers may be subject to reasonable inspection by the Employer in the presence of a Union representative.


                        Section 29. PHYSICAL EXAMINATIONS

         The Employer will pay for the cost of physical examinations it requires of employees and will compensate the employee for work time lost if the employee is required to take his examination during his normal working hours. The Employer has the option of designating the physician to do the examination.


                       Section 30. SUCCESSORS AND ASSIGNS

         This agreement shall be binding upon both parties, their successors and assigns. In the event of the sale or transfer of the business of the Employer or any part thereof, the purchaser or transferee shall be bound by this agreement. The Employer agrees to provide reasonable advance notice in writing to the new owner or transferee of the existence of this labor agreement and agrees to give reasonable advance notice in writing to the Union of any sale or transfer.


                           Section 31. INCENTIVE PLAN

         The Employer may establish an incentive plan which provides an opportunity for employees to earn wages in excess of the amounts provided for in Exhibit "A." After establishing such an incentive plan, the Employer may continue, delete, or amend the plan. No employee will be caused to suffer a reduction in his/her hourly rate as provided for in Exhibit "A" as the result of such incentive plan.


                            Section 32. SAVING CLAUSE

         32.01 Should any part of this agreement be rendered or declared invalid by reason of any existing legislation or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this agreement shall not invalidate the remaining portions thereof, and they shall remain in full force and effect.

         32.02 If any provision in this agreement may not be put into effect on the effective date of the agreement due to applicable legislation, executive orders, or regulations issued thereunder, then such provision or any part thereof shall become effective at the earliest time in such amounts and for such periods, retroactively, and prospectively at the earliest date permitted by law at any time during the life of this agreement and any extension thereof.

                 Section 33. DOCUMENT CONTAINS ENTIRE AGREEMENT

         This document contains the entire agreement of the parties and neither party has made any representations to the other which are not contained herein.


                     Section 34. MASCULINE INCLUDES FEMININE

         Whenever in this agreement the masculine gender is used, it shall be deemed to include the feminine gender.


                      Section 35. MODIFICATION OF AGREEMENT

         No provision or term of this agreement may be amended, modified, changed, altered or waived except by written document executed by the parties hereto.


                              Section 36. DURATION

         36.01 This agreement shall remain in full force and effect from January 1, 1999, to and including December 31, 2001. It shall be deemed renewed from year to year thereafter unless either party shall give written notice to the other of its desire to change its provisions. Such written notice shall be given at least sixty (60) calendar days and not more than ninety (90) calendar days prior to the last day of its original term or the last day of any yearly extended term, as the case may be.

         36.02 Notices served under this section shall be in writing and be accompanied by the proposals of the notifying party.


         IN WITNESS WHEREOF, the parties hereto through their duly authorized representatives have executed this agreement on the __________ day of ____________________ 1999.


                                    HAWAII TEAMSTERS AND ALLIED
COYNE MATTRESS CO., LTD.            WORKERS, LOCAL 996

________________________________    ________________________________

                            COYNE MATTRESS CO., LTD.

                                   EXHIBIT "A"

                   JOB CLASSIFICATION AND HOURLY WAGE SCHEDULE


                                                          Eff.
          Classifications                                1/1/98
          ---------------                                ------

GRADE 1                                                 $ 8.81
------
      Janitor

GRADE 2                                                   9.65
------
      Seamstress
      Cutter
      Production and Delivery Helper

GRADE 3                                                  10.08
------
      Garnett Machine Helper

GRADE 4                                                  10.61
------
      Delivery Driver (Type 3 License)
      Box Spring Builder
      Mattress Builder
      Garnett Machine Operator
      Tufting Machine Operator
      Cushion Builder
      Mattress Unit Assembler
      Frame Builder
      Border Bender and Welder
      Box Spring Unit Assembler
      Flatten, Bend and Assemble P.S. Bands Person
      Quilting Machine Operator

GRADE 5                                                  11.67
------
      Production Leadman

GRADE 6                                                  11.83
------
      Delivery Driver (Type 5 License)

GRADE 7                                                  13.59
------
      Mechanic

GRADE 8                                                  13.79
------
      Tractor-Trailer Driver (Type 6 License)

Hiring Rate - New employees will be paid at a rate below the classified hourly wage rate for the first ninety (90) days of employment according to the following schedule:

            Days of Employment                 Amount Below the Hourly Job Rate
            ------------------                 --------------------------------



               1st - 30th                                    $.75
               31st - 60th                                    .50
               61st - 90th                                    .25

EXHIBIT "A"
Page 2


Bonus Program
-------------
First (1st) year bonus                     ten cent ($.10) per  hour worked
Second (2nd) year bonus                    fifteen cents ($.15) per hour worked
Third (3rd) year bonus                     fifteen cents ($.15) per hour worked

Bonus to be paid at the end of each calendar year according to the following:

The bonus for the preceding eleven (11) calendar months will be paid during the first week in December. The bonus for the month of December will be paid during the first week of January in the subsequent year.

                                   EXHIBIT "B"

       ASSIGNMENT OF WAGES TO COVER DUES, INITIATION FEE, AND ASSESSMENTS


TO:

         I assign to HAWAII TEAMSTERS AND ALLIED WORKERS, LOCAL 996, out of my wages the Union initiation fee, monthly dues, and assessments, as certified to you in writing by the Union; and I authorize the payment to the Union each month of the amount so deducted.

         This assignment shall be irrevocable until one (1) year from the date below, or until the termination date of the applicable collective bargaining agreement (within the meaning of the Labor Management Relations Act of 1947), whichever occurs sooner, and shall be automatically renewed, and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective bargaining agreement, whichever shall be shorter; unless at least ten (10) days and not more than twenty (20) days before the expiration of each period of one (1) year, or of each applicable collective bargaining agreement, whichever occurs sooner, I give written notice to the Employer of my desire to revoke this assignment, or unless the same shall be automatically canceled as provided below. This assignment is automatically canceled when my employment ends, or when I cease to be employed in a capacity represented by the bargaining unit.

         There shall be no obligation on the part of the Employer to make any deduction beyond the original term of the collective bargaining agreement existing at the date of this assignment, unless the agreement is extended or a new agreement has been negotiated containing an authorization for Union deductions as provided in the agreement existing at the date of this assignment.



Date______________________________          ___________________________________
                                            Employee

Receipt of the foregoing assignment is acknowledged:


                                            COYNE MATTRESS CO., LTD.


Date_______________________________         By_________________________________

                                  EXHIBIT "B-1"

                   ASSIGNMENT OF WAGES FOR UNION'S NEGOTIATION
                         AND ADMINISTRATION OF CONTRACT


         I hereby voluntarily assign to HAWAII TEAMSTERS AND ALLIED WORKERS, LOCAL 996, out of my wages for the Union's negotiation and administration of the collective bargaining agreement on my behalf, a monthly fee in the same amount as Union dues, as certified to you in writing by the Union; and I authorize the payment to the Union each month the amount so deducted.

         This authorization shall become effective upon the date set forth below and cannot be canceled for a period of one year from this date or until the termination of the existing collective bargaining agreement between the Employer and the Union, whichever occurs sooner.

         I agree and direct that this authorization shall be irrevocable for successive periods of one year each, or for the period of each succeeding applicable collective bargaining agreement between the Employer and the Union, whichever shall be shorter, unless

                  (1) I cancel this authorization by written notice to the Employer within ten (10) days after the expiration of any such one (1) year period;

                  (2) In the case of the expiration of any collective bargaining agreement between the Employer and the Union during any such one (1) year period, I cancel this authorization by written notice to the Employer at any time during the period following the expiration of the applicable collective bargaining agreement and ten (10) days after the effective date of any new agreement.

         This authorization shall be suspended during any period in which there is no collective bargaining agreement in effect between the Employer and the Union.

         This authorization shall end if my employment with the Employer ends.

         This authorization is made pursuant to the provisions of Section 302(c) of the Labor-Management Relations Act of 1947.



Date_____________________________        _____________________________________
                                         Employee


Receipt of the foregoing is
acknowledged:


                                         COYNE MATTRESS CO., LTD.


Date______________________________       By___________________________________

                                                 _________________________, 1999


HAWAII TEAMSTERS AND ALLIED WORKERS, LOCAL 996
904 Kohou Street, Suite 102
Honolulu, Hawaii 96817

Gentlemen:

         In conjunction with the collective bargaining agreement being executed simultaneously with this letter, it is understood and agreed as follows:

           1. The Employer will continue to offer merchandise at a reduced price to its employees for their personal use.

           2. The Employer will continue its past practice regarding rest periods.

           3.  The Employer will continue its present Life Insurance
               Plan.

           4. With respect to Section 1, UNION RECOGNITION AND COVERAGE, it is agreed that no casual employee will be used during periods when any regular employee does not have full-time work, for which he is qualified, offered to him.

           5. With respect to Section 12, SENIORITY, it is agreed that if less than normal work opportunity is available, the Employer may spread the available work opportunity as equally as practical among its employees for a maximum period of four (4) consecutive weeks no oftener than once every six (6) months. At least six (6) months must elapse from the ending of such a period to the beginning of the next period.





                                                        Very truly yours,

                                                        COYNE MATTRESS CO., LTD.


                                                        By_____________________
Understood and Agreed:

HAWAII TEAMSTERS AND ALLIED WORKERS,
LOCAL 996


By___________________________________